EX-35.4
(logo) WELLS FARGO HOME MORTGAGE

Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001


Wells Fargo Bank, N.A.
Servicer Compliance Statement

1. I, Jackie Mueller, Vice President of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2011 and of Wells Fargo's performance under the Servicing Agreement(s) listed on the attached Exhibit A (the "Servicing Agreement(s)") has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2011.

3. Furthermore, Wells Fargo has complied with the requirements of IRS Code sections 6060H (interest received), 6050J (foreclosure/abandonment) and 6050P (cancellation of debt). In addition, Wells Fargo is in compliance with all applicable regulatory requirements, including OFAC, USA Patriot Act, and CIP.


/s/ Jackie Mueller
Jackie Mueller
Vice President
Wells Fargo Bank, N.A.

February 27, 2012


Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A.


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EXHIBIT A

CLIENT     INV#    INV               MASTER SERVICER/TRUSTEE       DEAL NAME
708        E87     REDWOOD TRUST     WELLS FARGO BANK CTS          SEMT 2011-FV1